EXHIBIT 2.1
MERGER AGREEMENT
     This Merger Agreement (“Agreement”) is entered into as of September 1, 2006, by and among Xcorporeal, Inc. (“Shell”), NQCI Acquisition Corporation, a Delaware corporation and a newly-created wholly-owned Subsidiary of Shell (“Merger Subsidiary”), and National Quality Care, Inc., a Delaware corporation (“Company”), (each a “Party” and collectively the “Parties”).
RECITALS
     A. This Agreement contemplates a reverse triangular merger as defined in Section 368(a)(2)(E) of the Code of Merger Subsidiary with and into Company in a transaction qualifying as a reorganization under Section 354 of the Code.
     B. This Agreement further contemplates that, in the event that the merger transaction does not close, Company may assign its Technology to Shell in consideration of Shell Shares.
     C. The Closing of the transactions contemplated by this Agreement are subject to the filing and effectiveness of a Registration Statement and Information Statements as set forth herein.
     D. At the Closing, either the Company Stockholders will receive Shell Shares in exchange for their Company Shares, and the Company will become a wholly-owned Subsidiary of Shell, or the Company will receive Shell Shares in consideration of the Technology Transaction.
     NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants contained herein, the Parties agree as follows.
1. Basic Transaction.
     A. Merger. On and subject to the terms and conditions of this Agreement, Merger Subsidiary will merge with and into Company (the “Merger”). Company will be the corporation surviving the Merger (after the Closing, the “Surviving Corporation”). The separate corporate existence of Merger Subsidiary will cease as of the Merger.
     B Technology Transaction. If the Merger is terminated before the Closing of the Merger in accordance with Section 6.A, the Closing of the Technology Transaction shall proceed in accordance with Section 6.B.
     C. Documents. As soon as practicable following the execution of this Agreement, each Party will deliver to the others the various certificates, instruments, and documents referred to herein.
     D. Closing. The closing of one of the two mutually-exclusive transactions contemplated by this Agreement, either in the form of the Merger or the Technology

Transaction, will take place as soon as practicable on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transaction, other than conditions with respect to actions the respective Parties will take at the Closing itself, or such other time as the Parties may mutually determine, (the “Closing”).
     D. Voting Agreements.
          (1) Stockholder Agreement. Concurrently herewith, each of the Majority Stockholders will enter into the Voting Agreement (the “Stockholder Agreement”), in the form attached as Exhibit A hereto, absolutely and irrevocably ratifying, approving and consenting to: (a) the License Agreement between Company and Shell entered into concurrently herewith (the “License Agreement”) and (b) subject to Sections 2.B(7) and 3.J and effective as of the Closing, this Agreement and the transactions contemplated by this Agreement, including without limitation the Merger or the Technology Transaction.
          (2) CNL Agreement. Concurrently herewith, CNL will enter into the Agreement (the “CNL Agreement”), in the form attached as Exhibit B hereto (together with the Stockholder Agreements, the “Voting Agreements”), absolutely and irrevocably ratifying, approving and consenting to: (a) the License Agreement; and (b) subject to Sections 2.A and 3.J and effective as of the Closing, this Agreement and the transactions contemplated by this Agreement, including without limitation the Merger or the Technology Transaction.
          (3) Director Agreement. Concurrently herewith, Shell will enter into the agreement (the “Director Agreement”), in the form attached as Exhibit C hereto.,
     E. Merger Certificate. At the Closing of the Merger, Shell will file with the Secretary of State of the State of Delaware a Certificate of Merger between Company and Merger Subsidiary, in the form attached hereto as Exhibit D (the “Merger Certificate”).
     F. Effect of Merger or Technology Transaction.
          (1) General. The Merger will become effective upon filing of the Merger Certificate with the Secretary of State of the State of Delaware (the “Effective Time”). The Merger will have the effect set forth in the DGCL. The Surviving Corporation may, at any time after the Closing, take any action, including executing or delivering any document, in the name and on behalf of either Company or Merger Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.
          (2) Certificate of Incorporation. The certificate of incorporation of Surviving Corporation will be amended and restated at and as of the Closing to read as did the certificate of incorporation of Merger Subsidiary immediately prior to the Closing, except that the name of Surviving Corporation may be changed by Shell.
          (3) Bylaws. The bylaws of Surviving Corporation will be amended and restated at and as of the Closing to read as did the bylaws of Merger Subsidiary immediately prior to the Closing, except that the name of Surviving Corporation may be changed by Shell.

          (4) Directors. The directors of Company who shall be directors of Surviving Corporation at and as of the Closing are as set forth in the attached Exhibit E.
          (5) Conversion of Company Securities.
               (a) Conversion of Shares. At and as of the Closing of the Merger, (a) all issued and outstanding Company Securities (other than any Dissenting Shares) will, by virtue of the Merger and without any further action on behalf of Shell, Company or any Company Stockholder, automatically be converted into and become validly issued, fully paid and non-assessable Shell Shares (the ratio of Company Shares to one (1) Shell Share is referred to herein as the “Conversion Ratio”), such that all holders of all Company Shares will collectively receive, on a fully diluted basis, after taking into account the conversion into Company Shares of all Convertible Debt, which shall occur prior to and as a condition of Closing, an aggregate of forty-eight (48%) of all Shell Shares outstanding as of the date hereof, adjusted for any stock splits or dividends prior to the Closing, (b) each Dissenting Share will be converted into the right to receive payment from Surviving Corporation with respect thereto in accordance with the provisions of the DGCL and, to the extent applicable, the CGCL, and (c) all unissued and treasury Company Shares will be cancelled.
               (b) Share Certificates.
                    (i) Following the Closing of the Merger, upon surrender of an original stock certificate representing Company Shares, Shell will cause to be issued a stock certificate for Shell Shares to which such Person is entitled pursuant to the Conversion Ratio, bearing any necessary or appropriate restrictive legend. Shell will not pay any dividend or make any distribution on Shell Shares with a record date at or after the Closing to any record holder of outstanding Company Shares until the holder surrenders for exchange his, her, or its certificates that represented Company Shares.
                    (ii) If any certificate evidencing Shares shall has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the certificate to be lost, stolen or destroyed and, if required by Shell or its Transfer Agent, the posting of an indemnity bond, in such reasonable amount as the Transfer Agent may direct, as collateral security against any claim that may be made with respect to the certificate, Shell will cause to be issued in exchange for the lost, stolen or destroyed certificate the applicable number of Shell Shares.
               (c) Conversion of Warrants. All warrants to purchase Company Shares issued and outstanding at the Closing of the Merger, as set forth in the attached Exhibit F (“CompanyWarrants”) will, by virtue of the Merger and without any action on the part of Shell, Company or the holders of the Warrants, be converted into and will become warrants to purchase Shell Shares (“Shell Warrants”) as part of the Conversion Ratio, on the same terms and conditions as those set forth in Exhibit F.
               (d) Conversion of Options. All options to purchase Company Shares outstanding at the Closing of the Merger, as set forth in the attached Exhibit G (“Company Options”) will, by virtue of the Merger and without any action on the part of Shell, Company or the holders of the options, be assumed by Shell, and will become options to purchase Shell Shares (“Shell Options”) as part of the Conversion Ratio, on the same terms and conditions as those set forth in Exhibit G.
               (e) No fractional Shell Shares, or Shell Warrants or Shell Options to receive fractional Shell Shares will be issued, and any right to receive a fractional share will be rounded to the nearest whole Shell Share. As of the Closing of the Merger, the Company Shares, Company Warrants and Company Options (collectively, “Company Securities”) will be deemed canceled and will cease to exist, and each holder of a Company Security will cease to have any rights with respect thereto, other than those expressly set forth in this Section 1.F(5). After the Closing of the Merger, transfers of Company Shares outstanding prior to the Closing will not be made on the stock transfer books of Surviving Corporation.
               (f) CNL Warrants. At the Closing of the Merger, CNL will be granted Shell Warrants to purchase a number of validly issued, fully paid and non-assessable Shell Shares equal to the aggregate number of Shell Shares into which any Company Warrants outstanding as of the Closing are convertible, at prices per share equal to the prices per share of all such Company Warrants, and otherwise on terms equal to or better than the most favorable terms of such Company Warrants; provided, however, that the Shell Warrants granted to CNL pursuant to this Section 1.F(5)(f) may be exercised only when the corresponding number of such converted Company Warrants are exercised.
               (g) CNL Options. At the Closing of the Merger, CNL will be granted Shell Options to purchase a number of validly issued, fully paid and non-assessable Shell Shares equal to the aggregate number of Shell Shares into which any Company Options outstanding as of the Closing are convertible, at prices per share equal to the prices per share of all such Company Options, and otherwise on terms equal to or better than the most favorable terms of such Company Options; provided, however, that the Shell Options granted to CNL pursuant to this Section 1.F(5)(g) may be exercised only when the corresponding number of such converted Company Options are exercised.
               (h) Technology Shares. At the Closing of the Technology Transaction, Shell shall issue and deliver to the Company the number of Shell Shares set forth in Section 6.B(2).
2. Conditions To Obligations To Close.
     A. Conditions to Shell’s Obligation. The obligation of each of Shell and, in the case of the closing of the Merger, Merger Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (1) The representations and warranties set forth in Section 4 will be true and correct in all material respects as if made at and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case such representations and warranties as so written, including the term “material” or “Material,” will be true and correct in all respects at and as of the Closing;

          (2) Company will have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case Company will have performed and complied with all of such covenants as so written, including the term “material” or “Material,” in all respects through the Closing;
          (3) There will not be any judgment, order, decree or injunction in effect that would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) adversely affect the right of Shell to own the capital stock of Surviving Corporation and to control Surviving Corporation and its Subsidiaries, or (d) adversely affect the right of any of Surviving Corporation and its Subsidiaries to own its assets and to operate its business;
          (4) Company will have delivered to Shell a certificate to the effect that each of the conditions specified in Sections 2.A(1)-(3) is satisfied in all respects;
          (5) In the case of the Closing of the Merger, Company will have delivered to Shell an executed counterpart of the Merger Certificate;
          (6) Shell will have received from counsel to Company an opinion in form and substance as set forth in Exhibit H attached hereto;
          (7) At least twenty (20) calendar days will have passed since a definitive written information statement pursuant to Rule 14c-2 under the Exchange Act (“Company Statement”), which will include the information required to be disclosed under Rule 14f-1 under the Exchange Act, has been filed with the SEC and transmitted to every record holder of Company Shares from whom proxy authorization or consent is not solicited;
          (8) At least twenty (20) calendar days will have passed since a definitive written information statement pursuant to Rule 14c-2 under the Exchange Act (“Shell Statement”) has been filed with the SEC and transmitted to every record holder of Company Shares from whom proxy authorization or consent is not solicited;
          (9) In the case of the Closing of the Merger, a registration statement relating to the offering and issuance of the Shell Shares (“Registration Statement”) will have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Company Statement shall have been initiated or threatened in writing by the SEC or any other Governmental Authority; and all requests for additional information on the part of the SEC or any other Governmental Authority shall have been complied with to the reasonable satisfaction of the parties hereto, or an exemption from the Securities Act and applicable state securities laws is available;
          (10) In the case of the Closing of the Merger, all of Company’s debt securities that give the holder of such debt security the right to purchase a specified number of Company Shares (“Convertible Debt”), as set forth in Exhibit J, shall have been converted to Company Shares as part of the Conversion Ratio. All other Company debt obligations shall have been either retired by Company or converted to Company Shares prior to the Closing;
          (11) In the case of the Closing of the Merger, Shell will have received the resignations, effective as of the Closing, of each director and officer of Company and its Subsidiaries, other than those set forth in Exhibit E attached hereto;
          (12) As of the date of execution of this Agreement, Company shall have obtained an executed Affiliate Agreement in the form of Exhibit I hereto (the “Affiliate Agreement”) from all Persons who may be deemed to be an “Affiliate” of Company within the meaning of Rule 145 promulgated under the Securities Act, as listed on Section 2.A(11) of the Company Disclosure Schedule. Shell shall be entitled to place legends, as specified in the Affiliate Agreement, on the certificates evidencing the Shell Shares to be received by any Affiliate of Company and to issue appropriate stop transfer instructions to the transfer agent for such Shell Shares consistent with the terms of the Affiliate Agreement, regardless of whether such Person has executed an Affiliate Agreement;
          (13) As of the date of execution of this Agreement, Company, Shell, CNL and each of the Majority Stockholders shall have entered into the Voting Agreements;
          (14) In the case of the Closing of the Merger, prior to the Closing the Parties and the Directors named therein shall have executed an Asset Assignment and Debt Payment Agreement (the “AADP Agreement”), in the form attached as Exhibit J hereto, pursuant to which, among other provisions, LACD shall have assumed all of Company’s accounts payable and accounts receivable which, together with LACD’s liabilities, accounts payable and accounts receivable, shall be disclosed to Shell in writing within thirty (30) days of the date hereof;
          (15) In the case of the Closing of the Merger, prior to the Closing Company shall have sold all assets of Los Angeles Community Dialysis, Inc., a California corporation and wholly-owned Subsidiary of Company (“LACD”), with the exception of LACD’s accounts receivable, and LACD shall have no outstanding liabilities of any kind except as scheduled in the AADP Agreement;
          (16) The Parties shall have executed the License Agreement; and
          (17) This Agreement shall have been adopted by the requisite vote of the stockholders of each of Shell, and, if required, Merger Sub, and Company.
Shell and Merger Subsidiary may waive any condition specified in this Section 2.A if it or they execute a writing so stating at or prior to the Closing.
     B. Conditions to Company’s Obligation. The obligation of Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (1) The representations and warranties set forth in Section 5 will be true and correct in all material respects at and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case such representations and warranties as so written, including the term “material” or “Material,” will be true and correct in all respects at and as of the Closing;
          (2) Each of Shell and, in the case of the Closing of the Merger, Merger Subsidiary will have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case Shell and, in the case of the Closing of the Merger, Merger Subsidiary will have performed and complied with all of such covenants as so written, including the term “material” or “Material,” in all respects through the Closing;
          (3) There will not be any judgment, order, decree or injunction in effect that would (a) prevent consummation of any of the transactions contemplated by this Agreement, or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;
          (4) Shell will have delivered to Company a certificate to the effect that each of the conditions specified in Sections 2.B(1)-(3) is satisfied in all respects;
          (5) In the case of the Closing of the Merger, Shell will have delivered to Company an executed counterpart of the Merger Certificate;
          (6) Company will have received from counsel to Merger Subsidiary an opinion in form and substance as set forth in Exhibit K attached hereto.
          (7) At least twenty (20) calendar days will have passed since the Company Statement has been filed with the SEC and transmitted to every record holder of Company Shares from whom proxy authorization or consent is not solicited;
          (8) The Registration Statement will have become effective under the Securities Act, or an exemption from the Securities Act and applicable state securities laws is available;
          (9) At least twenty (20) calendar days will have passed since the Shell Statement, if required under applicable law, has been filed with the SEC and transmitted to every record holder of Shell Shares from whom proxy authorization or consent is not solicited;
          (10) As of the date of execution of this Agreement, CNL shall have entered into the CNL Agreement;
          (11) The Parties shall have executed the License Agreement;
          (12) In the case of the Closing of the Merger, prior to the Closing the Parties shall have executed the AADP Agreement;

          (13) This Agreement shall have been adopted by the requisite vote of the stockholders of each of Shell and Merger Sub, if required; and
          (14) The Parties shall have executed the Director Agreement.
Company may waive any condition specified in this Section 2.B if it executes a writing so stating at or prior to the Closing.
3. Covenants.
     The Parties agree as follows with respect to the period from and after the execution of this Agreement until the Closing or termination of this Agreement:
     A. General. Each of the Parties will use its best efforts to prepare, execute and deliver all documents, take all actions and do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including the satisfaction, but not waiver, of all of the Closing conditions set forth in Section 2.
     B. Notices. Company will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its best efforts to obtain (and will cause each of its Subsidiaries to use its best efforts to obtain) any necessary third-party consents.
     C. SEC and State Filings. Each of the Parties will, and will cause each of its Subsidiaries to, give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to herein. Without limiting the generality of the foregoing:
          (1) Company Statements. Company and Shell, if required, will prepare as soon as practicable and timely file with the SEC preliminary and definitive Company Statements, in form and substance reasonably satisfactory to Shell and Company, respectively, and mail all necessary and appropriate definitive documents to all Company Stockholders and Shell Stockholders, respectively, and as soon as practicable after approval by the SEC or the expiration of applicable waiting periods.
          (2) Registration Statement. Shell will prepare as soon as practicable and timely file with the SEC the Registration Statement on appropriate form with respect to the Merger or the Technology Transaction, as the case may be, and the offering of the Shell Shares. Within ninety (90) days following the effectiveness of a resale registration statement on Form S-3 on behalf of selling stockholder from whom Shell has raised in excess of twenty-five million dollars ($25,000,000.00), Shell will: (a) prepare and file with the SEC a registration statement on Form S-3, with respect to any unregistered Shell Shares (i) underlying the Shell Warrants and Shell Options or (ii) issued in connection with the Technology Transfer; and (b) use reasonable efforts to cause such registration statement to become and remain effective for a period of five (5) years following the Closing.

          (3) Blue Sky Filings. Shell will take all actions that may be necessary, proper, or advisable under applicable state securities laws in connection with the offering and issuance of the Shell Shares.
          (4) Further Cooperation. The filing Party in each instance will use its best efforts to respond to the comments of the SEC or any state Governmental Authorities on any filings and will make any further filings, including amendments and supplements, in connection therewith that may be necessary, proper, or advisable. Shell will provide Company, and Company will provide Shell, with whatever information and assistance in connection with the foregoing filings the filing Party may request.
     D. Section 16 Matters. Prior to Closing of the Merger, the Board of Directors of Company will adopt a resolution consistent with the interpretive guidance of the SEC stating that the disposition of Company Shares, Warrants or Options pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act (together with the rules and regulations thereunder, “Section 16”) (each, a “Company Covered Person”) is intended to be an exempt transaction for purposes of Section 16 provided that such Company Shares, Warrants or Options are listed in the Section 16 Information (as defined below). Company shall deliver to Shell such Section 16 Information in a timely fashion prior to Closing. Upon receiving Company’s Section 16 Information and prior to Closing, the Board of Directors of Shell will adopt a resolution consistent with the interpretive guidance of the SEC stating that the acquisition of Shell Shares, Warrants or Options pursuant to this Agreement by any Company Covered Person who becomes a covered person of Shell for purposes of Section 16 is intended to be an exempt transaction for the purposes of Section 16 provided that such Shell Shares, Warrants or Options are listed in the Section 16 Information. “Section 16 Information” shall mean information accurate in all material respects regarding the Company Covered Persons and the number of Company Shares held by each Company Covered Person that are to be exchanged for Shell Shares pursuant to this Agreement , and the number and description of the Company Warrants and Options held by each such Company Covered Person which are to be converted into Shell Warrants and Options hereunder.
     E. Operation of Business. Company will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, without the prior written consent of Shell, neither Company nor any of its Subsidiaries will:
          (1) Authorize or effect any change in its charter or bylaws;
          (2) Grant any options, warrants, or other rights to purchase or obtain any of its stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);
          (3) Declare, set aside, or pay any dividend or distribution with respect to its stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

          (4) Issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business; provided, however, that Company may issue Convertible Debt to any of its directors and officers so long as such Convertible Debt is converted to Company Shares prior to Closing in accordance with Section 2.A(9) hereof, and that the Conversion Ratio will be automatically adjusted to take into account any additional Company Shares resulting therefrom so that the total number of Shell Shares issued in exchange for Company Shares will not be increased;
          (5) Make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;
          (6) Grant, extend or expand any employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;
          (7) Commit to any of the foregoing; or
          (8) Issue any press release or public statement regarding the Company or any Products.
The foregoing notwithstanding, Company may take the following actions prior to Closing: (a) increase its authorized shares of common stock to 125,000,000 Company Shares; provided, however, that such Company Shares shall be subject to the restrictions set forth in Sections 3.E(2) and (3) above; (b) perform its obligations and effectuate the transactions provided for in the May 31, 2006 Purchase and Sale Agreement and Joint Escrow Instructions with Kidney Dialysis Center of West Los Angeles, LLC, (c) sell all assets of the acute dialysis care division, with the exception of its accounts receivable, for an amount sufficient to satisfy all of its outstanding liabilities, and (d) make distributions to the former stockholders of Company pursuant to the AADP Agreement. The provisions of this Section 3.E shall terminate in the event of the Closing of the Technology Transaction or the termination of this Agreement.
     F. Expense Reimbursement. No later than the earlier of (i) thirty (30) days after the date on which Shell has obtained total debt or equity investment of at least three million five hundred thousand dollars ($3,500,000.00) or (ii) ninety (90) days after the date hereof, Licensee shall reimburse Company’s reasonable and necessary expenses incurred in the ordinary course of business consistent with past practices (“Company Expenses”), during the period from the date hereof to the Closing (as defined therein) or termination of this Agreement. All Company Expenses shall: (a) be only for the specific persons, services and expenses listed in reasonable detail on the Budget contained in the Company Disclosure Schedule to the Merger Agreement, (b) be payable hereunder only to the extent not paid pursuant to the Merger Agreement, (c) be mutually agreed upon in advance of being reimbursed with regard to all Professional Fees set forth in the Budget, and (d) include, but not be limited to, expenses already paid or accrued relating to human clinical trials carried out or to be carried out on behalf of Licensor in Italy and the United Kingdom as set forth in the Budget.
     G. Reasonable Access. Company and Shell will (and will cause each of their Subsidiaries to) permit representatives of Shell and Company(including legal counsel and accountants) to have reasonable access, during normal business hours and on reasonable notice, to all information (including tax information) concerning the business, properties and personnel, of or pertaining to Company and each of its Subsidiaries. Shell will treat and hold as such any Confidential Information it receives from Company or any of its Subsidiaries in the course of the reviews contemplated by this Section 3.G, will not use any of the Confidential Information except in connection with this Agreement or the License Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Company all tangible embodiments (and all copies) thereof that are in its possession.
     H. Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in this Agreement. No disclosure by any Party pursuant to this Section 3.H, however, will be deemed to amend or supplement the Company Disclosure Schedule or the Shell Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     I. Exclusivity. Company will not, and will not cause or permit any of its Subsidiaries, directors or officers to: (1) solicit, initiate, encourage or entertain the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); (2) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, except in the case of directors to the extent their fiduciary duties may require. Company will notify Shell immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing (an “Acquisition Proposal”) or if the Board of Directors of Company shall have approved, recommended executed or entered into an Acquisition Proposal, or resolved to do so. The foregoing notwithstanding, Company may solicit offers, participate in negotiations, and execute any necessary agreements related solely to the sale of the assets of LACD. The provisions of this Section 3.I shall terminate in the event of the Closing of the Technology Transaction or the termination of this Agreement.
     J. Directors’ and Officers’ Indemnification and Insurance.
     (1) From and after the Effective Time, Shell will, or will cause the Surviving Corporation to, (i) fulfill and honor in all respects the obligations to indemnify and hold harmless the Shell’s, the Surviving Corporation’s, Company’s and each of their Subsidiaries’ present and former directors, officers and employees and their heirs, executors and assigns (each an “Indemnified Party,” and collectively, the “Indemnified Personnel”), to the same extent that such individuals are entitled to indemnification as of the date of this Agreement pursuant to applicable law, articles of incorporation, bylaws and indemnification or other agreements, if any, in existence on the date hereof with, or for the benefit of, any such Indemnified Party arising out of or pertaining to matters existing or occurring at or prior to the Effective Time and for acts or omissions existing or occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether or not asserted or claimed prior thereto, and (ii)

include and caused to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws for a period of five years after the Effective Time, subject to any limitation imposed from time to time under applicable law, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees, and advancement of expenses, that are at least as favorable to the Indemnified Personnel as those set forth in the current articles of incorporation and bylaws of the Company in effect on the date hereof.
     (2) In the event that any claim, action, suit, proceeding or investigation involving any Indemnified Party is brought or initiated within five years after the Effective Time and arises out of or pertains to any actual or alleged action or omission in his or her capacity as an officer, director or employee of Company or any of its Subsidiaries occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement, in each case for which such Indemnified Party is indemnified under this Section 3.J, except as otherwise required by applicable law or contract or policy terms, (i) the Indemnified Personnel, may, at their option, (A) elect to retain individual counsel at their own expense or (B), as a group, elect to retain only one law firm to represent such Indemnified Personnel, which counsel shall be counsel of Shell in addition to local counsel (provided that if the use of counsel of Shell would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Personnel and that of Shell, the Indemnified Personnel shall be entitled instead to be represented, either as a group by one counsel, or individually by separate counsel at their own expense, in addition to local counsel, selected by the Indemnified Personnel, and reasonably satisfactory to Shell), (ii) after the Effective Time, Shell and the Surviving Corporation will pay the reasonable fees and expenses of all such counsel, promptly after statements therefor are received and (iii) Shell and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that Shell and the Surviving Corporation will not be liable for any settlement effected without their written consent (which consent will not be unreasonably withheld, delayed, or conditioned); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such five-year period, all rights to indemnification are asserted or made within such five-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. Any Indemnified Personnel wishing to claim indemnification under this Section 3.J, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify Shell and the Surviving Corporation (provided that the failure to so notify Shell or the Surviving Corporation shall not relieve such entity from any liability that it may have under this Section 3.J, except to the extent that such failure prejudices such entity), and shall deliver to Shell and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL.
     (3) At the Closing of the Merger, Shell will, or will cause the Surviving Corporation to, secure a “tail” on the Company’s existing directors’ and officers’ insurance policies, which will provide Company, each individual serving as a director or officer of Company as of the date of this Agreement or of the Surviving Corporation at the Closing of the Merger, and such other Persons, if any, currently covered by such existing directors’ and officers’ insurance policies with coverage on terms and in amounts that are no less favorable than those of the Company’s policies in effect on the date hereof, or obtain substantially similar coverage for such persons, for a period of at least five (5) years from the Effective Time.
     (4) Notwithstanding anything in the Agreement to the contrary, the provisions of this Section 3.J are intended to be for the benefit of, and will be enforceable by, the Indemnified Personnel, their heirs and representatives, and may not be amended or repealed without the prior written consent of the affected Indemnified Personnel, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that such Indemnified Personnel may have by contract or applicable law.
     (5) Notwithstanding anything in this Agreement to the contrary, in the event that Shell or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Shell or Surviving Corporation shall cause proper provisions to be made so that the successors and assigns of Shell or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 3.J.
     K. Indemnification of Company and Majority Stockholders. Shell shall at all times indemnify and hold harmless Company and the Majority Stockholders and their respective Affiliates, Subsidiaries, directors, officers, employees, representatives, attorneys and agents from any and all costs, expenses, losses, damages and liabilities incurred or suffered, directly or indirectly, by any of them (including, without limitation, legal fees and expenses) resulting from or attributable to:
          (1) The breach of, or misstatement in, any one or more of the representations, warranties, or covenants of either Shell or Merger Subsidiary made in or pursuant to this Agreement or any other Merger Document;
          (2) Any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations, warranties, or covenants of either Shell or Merger Subsidiary made in or pursuant to this Agreement or any other Merger Document; or
          (3) Any claims, demands, suits, investigations, proceedings or actions by Company stockholders against Company arising from or connected with the transactions contemplated by this Agreement or any other Merger Documents; provided, however, that Shell shall not have any obligation under this Section 3.K(3) with respect to any claims, demands, suits, investigations, proceedings or actions to the extent any resulting liability is strictly and solely attributable to Company’s breach of any material representation, warranty or obligation hereunder or Company’s gross negligence or willful misconduct.
     L. Defense of Claims. If any Party has received actual notice or any claim asserted or any action or administrative or other proceeding commenced in respect of which claim, action, or proceeding indemnity properly may be sought against another Party or Parties pursuant Section 3.K above (such Party or Parties, individually and collectively, the “Indemnitor”), the

Party or Parties seeking indemnity (such Party or Parties, individually and collectively, the “Indemnitee”) will give notice in writing to the Indemnitor.
          (1) Within ten (10) days after the earlier of (a) receipt of such notice or (b) receipt of actual notice by Indemnitor from sources other than Indemnitee, Indemnitor may give Indemnitee written notice of its election to conduct the defense of such claim, action, or proceeding at its own expense. If Indemnitor has given Indemnitee such notice of election to conduct the defense, Indemnitor may conduct the defense at its expense, but Indemnitee may nevertheless have the right to participate in the defense at the expense of Indemnitor.
          (2) If Indemnitor has not notified Indemnitee in writing (within the time period above provided) of its election to conduct the defense of such claim, action, or proceeding, Indemnitee may (but need not) conduct the defense of such claim, action, or proceeding at the expense of Indemnitor. Indemnitee may at any time notify Indemnitor of Indemnitee’s intention to settle, compromise, or satisfy any such claim, action, or proceeding (the defense of which Indemnitor has not previously elected to conduct) and may make such settlement, compromise, or satisfaction at the expense of Indemnitor unless Indemnitor notifies Indemnitee in writing (within five (5) days after receipt of such notice of intention to settle, compromise, or satisfy) of its election to assume, at Indemnitor’s sole expense, the defense of any such claim, action, or proceeding and promptly take appropriate action to implement such defense.
          (3) Any settlement, compromise, or satisfaction made by Indemnitee or any such final judgment or decree entered in any claim, action, or proceeding defended only by Indemnitee pursuant to this Section 3.L, regardless of amount or terms, will be deemed to have been consented to by, and will be binding on, Indemnitor as fully as though Indemnitor had assumed the defense and a final judgment or decree had been entered in such proceeding or action by a court of competent jurisdiction in the amount of such settlement, compromise, satisfaction, judgment, or decree.
          (4) If Indemnitor has elected under this Section 3.L to conduct the defense of any claim, action, or proceeding, then Indemnitor will be obligated to pay the amount of any adverse final judgment or decree rendered with respect to such claim, action, or proceeding. If Indemnitor elects to settle, compromise, or satisfy any claim, action, or proceeding defended by it, the cost of any such settlement, compromise, or satisfaction will be borne entirely by Indemnitor and may be made only with the prior written consent of Indemnitee, such consent not to be unreasonably withheld.
          (5) All Parties will use all reasonable efforts to cooperate fully with respect to the defense of any claim, action, or proceeding covered by this Section 3.L.
     (M) Issuance of Shell Shares. Shell will not issue any Shell Shares except for such consideration, having a value not less than the par value thereof, as determined from time to time by the board of directors, or by the stockholders if the certificate of incorporation so provides, in accordance with Sections 152 and 153 of the DGCL.

4. Company’s Representations And Warranties.
     The Company represents and warrants to Shell that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing, as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 4, except as set forth in the disclosure schedule attached to this Agreement as Exhibit L (the “Company Disclosure Schedule”) corresponding to the Section of this Agreement, to which any of the following representations and warranties specifically relate, or as disclosed in another section of the Company Disclosure Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, or in the Company Public Reports:
     A. Organization, Qualification, and Corporate Power. Each of Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Company and its Subsidiaries has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.
     B. Capitalization. The entire authorized capital stock of Company consists solely of 125,000,000 Company Shares, of which 48,133,738 Company Shares are issued and outstanding, and 5,000,000 shares of preferred stock, none of which are issued or outstanding. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid, non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws. Exhibits F and G set forth a full and complete listing of all Company Securities. Except as set forth in such Exhibits F and G, there are no: (1) other outstanding or authorized shares, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any kind that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.; (2) equity securities, debt securities or instruments convertible into or exchangeable for shares of such stock; or (3) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.
     C. Authorization of Transaction. Company has all requisite power and authority, including full corporate power and authority, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Company and, except as set forth herein, no other corporate proceedings on the part of Company and no shareholder vote or consent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and each Majority Stockholder. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Company and each Majority Stockholder is a party constitute the valid and legally binding obligations of Company and each such Majority

Stockholder, enforceable against Company and each such Majority Stockholder in accordance with their respective terms.
     D. Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Company or any of its Subsidiaries is subject or any provision of the charter or bylaws of Company or any of its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Other than in connection with the provisions of the DGCL, the CGLC to the extent applicable, the Exchange Act, the Securities Act, and state securities laws, neither Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
     E. Filings with SEC. Except as set forth on the Company Disclosure Schedule, Company has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (collectively the “Company Public Reports”) since December 31, 2001, and, to the Knowledge of the current officers and directors of Company, since Company Public Reports were first required to be filed. Each of the Company Public Reports has complied with the Securities Act and the Exchange Act in all material respects. None of the Company Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     F. Financial Statements. Company has filed quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2006 and an annual report on Form 10-K for the fiscal year ended December 31, 2005 (“Year End”). The financial statements included in or incorporated by reference into these Company Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of Company and its Subsidiaries as of the indicated dates and the results of operations of Company and its Subsidiaries for the indicated periods and are correct and complete in all respects, and are consistent with the books and records of Company and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.
     G. Events Subsequent to Year End. Since Year End, there has not been any Adverse Change.
     H. Undisclosed Liabilities. Neither Company nor any of its Subsidiaries has any liability of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of Year End (rather than in any notes thereto) and (ii) liabilities that have arisen after Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). As of the Closing, neither Company nor any of its Subsidiaries will have any liability of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.
     I. Brokers’ Fees. Except as set forth on the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     J. Tax Treatment. Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. §1.368-1(d). Neither Company nor, to the Knowledge of Company, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 354 of the Code.
     K. Disclosures. The Company Statement will comply with the Exchange Act in all material respects. The Company Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that Company makes no representation or warranty with respect to any information that Shell will supply specifically for use in the Company Statement. None of the information that Company will supply specifically for use in the Shell Statement or the Registration Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading.
     L. Litigation. There is no action, suit, legal or administrative proceeding or investigation pending, or to Company’s Knowledge threatened, against or involving Company (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. Neither Company nor to its Knowledge any officer, director or employee of Company, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of Company. There in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring Company to take any action of any kind with respect to its business, assets or properties.
     M. Insurance. To the Knowledge of the current officers and directors of Company, no material claims were made under any policies of insurance from the formation of the Company. To the Knowledge of Company, no material claims were made under any policies of insurance from December 31, 1996 to December 31, 2001. Except as set forth on the Company Disclosure Schedule, no material claims have been made under any policies of insurance since

December 31, 2001. True, correct, and complete copies of all Company insurance policies have been made available to Shell. All current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for Company’s business, and to the Knowledge of Company are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.
     N. Tax Matters.
          (1) Within the times and in the manner prescribed by law, Company has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed;
          (2) Company has paid all taxes, interest, penalties, assessments and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes;
          (3) All tax returns filed, or to be filed by Company before the Closing, for all taxable years since December 31, 2001 constitute complete and accurate representations of the respective tax liabilities of Company for such years, to the Knowledge of Company all tax returns filed by Company for all taxable years from January 31, 1997 to December 31, 2001 constitute complete and accurate representations of the respective tax liabilities of Company for such years, and to the Knowledge of the current officers and directors of Company all tax returns filed by Company for all taxable years from formation of the Company constitute complete and accurate representations of the respective tax liabilities of Company for such years.
          (4) Company has not waived or extended any applicable statute of limitations relating to the assessment of federal, state or local taxes;
          (5) No examinations of the federal, state or local tax returns of Company are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against Company as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened;
          (6) There are no pending or threatened audits, assessments or other actions relating to any liability in respect of taxes of Company by any tax authority nor are there any matters under discussion with any tax authority with respect to taxes of Company;
          (7) Company has not filed a consent pursuant to Section 341(f) of the Code relating to collapsible corporations nor has Company agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset as such term is defined in Section 341(f)(4) of the Code; and
          (8) Company has filed all required state and federal income tax returns for all periods through December 31, 2003, and will file all such returns for all periods through December 31, 2005 prior to Closing. Company does not and will not owe any taxes or penalties for any such periods.

     O. Books and Records. The general ledger and books of account of Company, all minute books of Company, all federal, state and local income, franchise, property and other tax returns filed by Company, all reports and filings with the SEC by Company, all of which have been made available to Shell, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.
     P. Contracts and Commitments. True, complete, and correct copies or lists of the following contracts and agreements, whether written or oral, have been made available to Shell:
          (1) All loan agreements, indentures, mortgages, guaranties to which Company is a party or by which Company or any of its property is bound and any other agreement evidencing indebtedness in excess of $10,000;
          (2) All pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which Company is a party or by which Company or any of its property is bound, evidencing indebtedness in excess of $10,000;
          (3) All contracts, agreements, commitments, purchase orders or other understandings or arrangements to which Company is a party or by which Company or any of its property is bound that involve payments or receipts by Company of more than $10,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto;
          (4) All collective bargaining agreements, employment and consulting agreements providing for payments in excess of $10,000 per year, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which Company is a party or by which Company or any of its property is bound;
          (5) All agency, distributor, sales representative, franchise or similar agreements providing for payments in excess of $10,000 to which Company is a party or by which Company or any of its property is bound;
          (6) All agreements, understandings or arrangements in excess of $10,000 individually between or among Company and any director, officer, stockholder or, to Company’s Knowledge, affiliate or family member of such Person; and
          (7) All contracts, agreements or other arrangements imposing a non-competition obligation on Company.
          (8) Every contract or agreement of any kind to which Company is a party will not bind or obligate Company in any manner as of the Closing Date.
     Q. Compliance with Agreements and Laws.

          (1) To its Knowledge, (a) Company has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets including, without limitation all necessary approvals, licenses, and permits from the FDA, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect, true, correct, and complete copies or list of which has been made available to Shell; (b) Company is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its properties, the enforcement of which would have an Adverse Effect; and (c) the business of Company as conducted since December 31, 1996 has not violated, and as of the Closing does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to FDA research and development regulations and approval processes, employment discrimination, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices), the enforcement of which would have an Adverse Effect. To the Knowledge of the current officers and directors of Company, the business of Company from formation did not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to FDA research and development regulations and approval processes, employment discrimination, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices), the enforcement of which would have an Adverse Effect. Company has not had notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.
          (2) To its Knowledge, Company is not in violation of any federal, state, county or municipal authority law, ruling, order, decree, regulation, permit, or other environmental or hazardous waste requirement applicable to Company relating to health, safety, pollution, hazardous waste, environmental or other similar matters, which has not been entirely corrected and which has or would reasonably be expected to have an Adverse Effect.
     R. Employee Relations.
          (1) To its Knowledge, Company is in material compliance with all federal, state, and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.
          (2) None of the employees of Company is represented by any labor union;
          (3) There is no unfair labor practice complaint against Company pending before the National Labor Relations Board or any state or local agency;
          (4) There is no pending labor strike or other material labor trouble affecting Company (including, without limitation, any known organizational drive); and
          (5) There is no material labor grievance pending against Company.

     S. Employee Benefit Plans.
          (1) Company has no (a) employee benefit plans as defined in ERISA Section 3(3), (b) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (c) material unexpired severance agreements with any current or former employee of Company.
          (2) With respect to such plans, individually and in the aggregate, no event has occurred and, to its Knowledge, there exists no condition or set of circumstances in connection with which Company could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Code or any other applicable law.
          (3) With respect to such plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, which obligations are reasonably likely to have an Adverse Effect.
          (4) Except as set forth on the Company Disclosure Schedule, Company is not a party to any (a) agreement with any officer or other key employee of Company, (b) agreement with any officer of Company providing any term of employment or compensation guarantee extending for a period longer than the Closing, or (c) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, which will remain in effect or have any benefits as of the Closing.
     T. Indebtedness to and from Affiliates. Except as set forth on the Company Disclosure Schedule, Company is not indebted, directly or to its Knowledge indirectly, to any officer, director or greater than 10% stockholder of Company in any amount other than for salaries for services rendered or reimbursable business expenses, and no such Person is indebted to Company except for advances made to employees of Company in the ordinary course of business to meet reimbursable business expenses.
     U. Banking Facilities. Its disclosure schedule sets forth a true, correct, and complete list of:
          (1) Each bank, savings and loan or similar financial institution in which Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by Company thereat; and
          (2) The names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility.
     V. Powers of Attorney and Suretyships. Company does not have (i) any general powers of attorney outstanding, whether as grantor or grantee thereof, or (ii) except as reflected in its financial statements, any obligation or liability, whether actual, accrued, accruing, contingent or otherwise, as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.
     W. Conflicts of Interest. Except as set forth in Section 4.T hereof or on the Company Disclosure Schedule, no officer, director, or greater than ten percent (10%) stockholder of Company nor, to its Knowledge, any affiliate of any such Person, now has or within the last three (3) years had, either directly or indirectly:
          (1) An equity or debt interest in any Person that furnishes or sells or during such period furnished or sold services or products to Shell, or purchases or during such period purchased from Company any goods or services, or otherwise during such period did business with Company; or
          (2) A beneficial interest in any contract, commitment or agreement to which Company is or was a party or under which Company is or was obligated or bound or to which its properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between Company and such persons in their capacities as employees, officers, directors or stockholders of Company.
     X. Stockholder Claims. There are no existing claims against Company by any current or former stockholder of Company, and to the Knowledge of Company, no facts or circumstances reasonably likely to result in any such claim.
     Y. Affiliates. Except as set forth on the Company Disclosure Schedule,, there are no persons other than the Parties who, to the Knowledge of Company, may be deemed to be Affiliates of Company.
     Z. Intellectual Property.
          (1) No claim has been asserted to Company that the conduct of the business of Company as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party, and to the Knowledge of Company, the conduct of the business of Company as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party;
          (2) Except as set forth on the Company Disclosure Schedule, with respect to each item of Intellectual Property owned by Company and material to the business, financial condition or results of operations of Company (the “Company Owned Intellectual Property”), Company is the sole and exclusive owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its business;
          (3) With respect to each item of Intellectual Property licensed to Company that is material to the business of Company as currently conducted (the “Company Licensed Intellectual Property”), Company has the right to use such Company Licensed Intellectual Property in the continued operation of its business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property;

          (4) The Company Owned Intellectual Property has not been adjudged invalid or unenforceable, in whole or in part, by any governmental agency, authority, or court of competent jurisdiction; to the Knowledge of Company, the Company Owned Intellectual Property is valid and enforceable, and no Person is engaging in any activity that infringes upon the Company Owned Intellectual Property; and
          (5) With the exception of the execution of the License Agreement, neither the execution of this Agreement nor the consummation of any transaction pursuant hereto shall adversely affect any of Company’s rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.
5. Shell’s Representations And Warranties.
     Each of Shell and Merger Subsidiary represents and warrants to Company that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 5, except as set forth in the except as set forth in the disclosure schedule attached this Agreement as Exhibit M (the “Shell Disclosure Schedule”) corresponding to the Section of this Agreement, to which any of the following representations and warranties specifically relate, or as disclosed in another section of the Shell Disclosure Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement:
     A. Organization. Each of Shell and Merger Subsidiary is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation). Merger Subsidiary has had no business operations since inception, and has no assets or liabilities of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.
     B. Capitalization.
          (1) The authorized capital stock of Shell, and the Shell Shares issued and outstanding as of the date of this Agreement, are as set forth in the Shell Public Reports. To Shell’s Knowledge, there are no: (a) other outstanding or authorized shares, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any kind that could require Shell to issue, sell, or otherwise cause to become outstanding any of its capital stock; (b) equity securities, debt securities or instruments convertible into or exchangeable for shares of such stock; or (c) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Shell.
          (2) The entire authorized capital stock of Merger Subsidiary consists of one thousand (1,000) shares of common stock, none of which are issued or outstanding. There are no: (a) other outstanding or authorized shares, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any kind that could require Merger Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock; (b) equity securities, debt securities or instruments convertible into or exchangeable for shares of such stock; or (c) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Merger Subsidiary.
     C. Authorization of Transaction. Each of Shell and Merger Subsidiary has all requisite power and authority, including full corporate power and authority, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Shell and Merger Sub and the consummation by Shell and Merger Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Shell and Merger Subsidiary and, except as set forth herein, no other corporate proceedings on the part of Shell or Merger Subsidiary and no shareholder vote or consent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shell and Merger Subsidiary. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which each of Shell, Merger Subsidiary and CNL is a party constitute the valid and legally binding obligations of each of Shell, Merger Subsidiary and CNL, enforceable against Shell, Merger Subsidiary and CNL in accordance with their respective terms.
     D. Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Shell or Merger Subsidiary is subject or any provision of the charter, bylaws, or other governing documents of either Shell or Merger Subsidiary or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Shell or Merger Subsidiary is a party or by which it is bound or to which any of its assets is subject except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the DGCL, the Exchange Act, the Securities Act, and applicable state securities laws, neither Shell nor Merger Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.
     E. Filings with SEC. Except as set forth on the Shell Disclosure Schedule, to the Knowledge of the current officers and directors of Shell: Shell has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (collectively the “Shell Public Reports”) since Shell Public Reports were first required to be filed; each of the Shell Public Reports has complied with the Securities Act and the Exchange Act in all material respects; none of the Shell Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     F. Financial Statements. Shell has filed a quarterly report on Form 10-Q for the fiscal quarter ended March 31 or June 30, 2006, and an annual report on Form 10-K for the fiscal year ended December 31, 2005 (“Year End”). Except as set forth on the Shell Disclosure Schedule, to the Knowledge of the current officers and directors of Shell, the financial statements included in or incorporated by reference into the Shell Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of Company and its Subsidiaries as of the indicated dates and the results of operations of Shell and its Subsidiaries for the indicated periods and are correct and complete in all respects, and are consistent with the books and records of Shell and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.
     G. Events Subsequent to Year End. Except as set forth on the Shell Disclosure Schedule, to the Knowledge of the current officers and directors of Shell, there has not been any Adverse Change since Year End.
     H. OTCBB Eligibility. To the Knowledge of the current officers and directors of Shell, Shell meets all issuer and equity security requirements to permit an NASD member to quote the Shell Shares on, the OTC Bulletin Board, other than the requirements of the Securities Act and applicable state securities laws.
     I. Form S-3 Eligibility. To the Knowledge of the current officers and directors of Shell, Shell meets all Registrant Requirements in order to use Form S-3 for the registration of securities under the Act, including without limitation all requirements set forth in Section I.A of the General Instructions to Form S-3 promulgated by the SEC.
     J. Undisclosed Liabilities. Except as set forth on the Shell Disclosure Schedule, to the Knowledge of the current officers and directors of Shell, neither Shell nor Merger Subsidiary has any liability of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes, except for (1) liabilities set forth on the face of the balance sheet dated as of Year End (rather than in any notes thereto) and (2) liabilities that have arisen after Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
     K. Brokers’ Fees. Neither Shell nor Merger Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Company or any of its Subsidiaries could become liable or obligated.
     L. Tax Treatment. It is the present intention of Shell to continue at least one significant historic business line of Company, or to use at least a significant portion of Company’s historic business assets in a business, in each case within the meaning of Treas. Reg.

§1.368-1(d). Neither Shell or Merger Subsidiary nor, to the Knowledge of Shell, any of their Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 354 of the Code.
     M. Disclosure. The Shell Statement and the Registration Statement will comply with the Securities Act in all material respects. The Shell Statement and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that Shell makes no representation or warranty with respect to any information that Company will supply specifically for use in the Shell Statement or the Registration Statement. None of the information that Shell and Merger Subsidiary will supply specifically for use in the Company Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading.
     N. Litigation. There is no action, suit, legal or administrative proceeding or investigation pending, or to Shell’s Knowledge threatened, against or involving Shell (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. Neither Shell nor to its Knowledge any officer, director or employee of Shell, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of Shell, Merger Subsidiary, or Company. There in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring Shell to take any action of any kind with respect to its business, assets or properties.
     O. Books and Records. The general ledger and books of account of Shell, all minute books of Shell, all federal, state and local income, franchise, property and other tax returns filed by Shell, all reports and filings with the SEC by Shell, all of which have been made available to Company, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.
     P. Stockholder Claims. There are no existing claims against Shell by any current or former stockholder of Shell, and to Shell’s Knowledge, no facts or circumstances reasonably likely to result in any such claims.
     Q. Affiliates. Except for the Parties, there are no persons who, to the Knowledge of Shell, may be deemed to be Affiliates of Shell.
     R. Operations of Merger Subsidiary. Merger Subsidiary is a direct, wholly owned subsidiary of Shell, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

6. Termination of Merger Transaction.
     A. Termination. Any of the Parties may terminate the Merger Transaction with the prior authorization of its board of directors, before or after stockholder approval, only as provided in this Section 6.A below:
          (1) Shell may terminate the Merger Transaction by giving written notice to Company within ninety (90) days following the date of this Agreement if Shell is not reasonably satisfied with the results of its due diligence regarding the Company.
          (2) Shell may terminate the Merger Transaction by giving written notice to Company at any time prior to the Closing of the Merger in the event of an Uncured Breach by Company.
          (3) Company may terminate the Merger Transaction by giving written notice to Shell and Merger Subsidiary at any time prior to the Closing of the Merger in the event of an Uncured Breach by Shell or Merger Subsidiary.
          (4) Company may terminate the Merger Transaction if the Closing of the Merger shall not have been consummated on or before December 1, 2006, and either Party may terminate the Merger Transaction if the Closing of the Merger shall not have been consummated on or before close of business on Friday, December 29, 2006; provided, however, that the right to terminate the Merger Transaction under this Section 6.A(4) shall not be available to any party whose Uncured Breach has been the cause of, or resulted in, the failure of the Closing of the Merger to have been consummated on or before such date. For the avoidance of doubt, notwithstanding any other provision of this Agreement, under no circumstances, other than as caused by its own Uncured Breach, will Shell have any obligation to issue or deliver any Shell Shares after December 31, 2006, unless the Parties mutually agree to extend such date.
          (5) Either Party may terminate the Merger Transaction, if a Governmental Authority of competent jurisdiction shall have issued an order or taken any other action, in each case which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the Closing of the Merger.
     B. Effect of Termination. If the Merger Transaction is terminated pursuant to Section 6.A:
          (1) Company shall absolutely, unconditionally, validly and irrevocably sell, transfer, grant and assign to Shell all of the Technology, including, but not limited to, the sole and exclusive right, in perpetuity and throughout the Territory, to use, improve, expand and otherwise exploit the Technology, to make (and have made), use, and sell the Licensed Products, and otherwise to practice the inventions and the art that is embodied or described in the Licensor Patents, the Licensor Patent Applications, and any improvements thereto made in whole or in part by Licensor (whether or not patented) in connection with the Technology (each such capitalized term as defined in the License Agreement), (the “Technology Transaction”);

          (2) At the Closing of the Technology Transaction and in consideration of the transfer provided for in Section 6.B(2)(a), Shell shall deliver to Company validly issued, fully paid and non-assessable Shell Shares in one of the following amounts:
               (i) If notice of termination is given pursuant to Section 6(A)(2) or (4), Nine Million Six Hundred Thousand (9,600,000) Shell Shares; or
               (ii) If notice of termination is given pursuant to Section 6(A)(1), (3) or (5), Twelve Million Four Hundred Eighty Thousand (12,480,000) Shell Shares;
Provided, however, that if the total number of Shell Shares outstanding as of the date of this Agreement is other than Ten Million Four Hundred Thousand (10,400,000), the number of Shell Shares provided for in this Section 6.B(2) will be proportionately adjusted in accordance with the Conversion Ratio as set forth in Section 1.F(5)(a); and
Provided, further, that if it is later determined by an arbitrator or court of competent jurisdiction that a notice of termination was improper, or that the Agreement was terminated on a different basis or pursuant to a different provision, the number of Shell Shares to be issued pursuant to this Section 6.B(2) will be retroactively adjusted to the correct umber pursuant to one of the foregoing subsections, and any difference between the Shell Shares issued and the Shell Shares determined to be correct will be issued or returned for cancellation by the appropriate Party to the other within ninety (90) days of any such final determination; and
          (3) Except for the provisions of Sections 1, 7 and 8 of the License Agreement, which shall remain in full force and effect and be deemed incorporated herein by reference, the License Agreement shall thereafter be terminated and be of no further force or effect whatsoever.
7. Definitions.
     “Adverse Effect” or “Adverse Change” means any effect or change that would be, or could reasonably be expected to be, materially adverse to the business, assets, financial condition, operating results, operations, or business prospects of Company, or to the ability of Company to consummate timely the transactions contemplated by this Agreement, regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Shell has knowledge of such effect or change on the date hereof, including any adverse change, event, development, or effect arising from or relating to: (a) general business or economic conditions, including such conditions related to the business of Company, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets, including any general suspension of trading in, or limitation on prices for, securities on any national exchange or trading market, (d) changes in GAAP, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.
     “CGCL” means the Corporations Code of the State of California, as amended.
     “CNL” means Consolidated National, LLC, a California limited liability company.
     “Code” means the Internal Revenue Code of 1986, as amended, or any succeeding law.
     “Company Share” means any share of the common stock, $0.01 par value per share, of Company.
     “Company Stockholder” means any Person who holds any Company Shares.
     “Confidential Information” means material non-public information concerning the business and affairs of Company and its Subsidiaries, that is confidential or proprietary in nature, relating to (a) Company’s proprietary technology, including any patent applications, trade secrets, methods, data, processes, formulas, instrumentation, techniques, know-how, procedures, enhancements or improvements, or (b) Company’s products or services, systems, finances, methods of operation, strategy, business plans, prospective or existing contracts or other business arrangements, that Company uses reasonable efforts to identify as Confidential Information when provided. Confidential Information does not include information that is or becomes: (i) part of the public domain through no act or omission of the receiving Party, (ii) developed independently by the receiving Party, or (iii) lawfully provided to the receiving Party by a third party not subject to an obligation of confidentiality or otherwise prohibited from transmitting the information.
     “DGCL” means the General Corporation Law of the State of Delaware, as amended.
     “Dissenting Share” means any Company Share held of record by any stockholder who has exercised applicable appraisal rights under the DGCL.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “FDA” means the Food and Drug Administration, or any successor agency.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
     “Governmental Authority” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
     “Intellectual Property” means (a) United States, non-United States and international patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets and know-how.
     “IRS” means the Internal Revenue Service.
     “Knowledge” means actual knowledge after reasonable investigation.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
     “Majority Stockholders” means Victor Gura, M.D., Robert M. Snukal and Leonardo Berezovsky, M.D., individually and as Trustee of all Trusts holding Company Shares of which he is a Trustee.
     “Merger Documents” means this Agreement, the Affiliate Agreements, the Voting Agreements, the Registration Statement, the Company Statement, the Shell Statement, the AADP Agreement, all SEC filings, all filings made pursuant to applicable state securities laws, and any other documents executed or filed in connection with the transactions contemplated herein (but excluding the License Agreement).
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, including with respect to nature, quantity and frequency.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shell Securities” means any Shell Share and any security exercisable or convertible into Shell Shares.
     “Shell Share” means any share of the common stock of Shell.
     “Shell Stockholder” means any Person who holds any Shell Shares.
     “Stockholder Approval” means the effective affirmative vote of the holders of a majority of the Company Shares or Shell Shares, as the case may be, in favor of this Agreement and the Merger.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” will include all Subsidiaries of such Subsidiary.
     “Uncured Breach” means an unexcused breach of any material representation, warranty or covenant contained in this Agreement, in any material respect, following written notice reasonably specifying the breach and the demanded manner of cure, if and when the breach has continued without cure for a period of thirty (30) days after the notice of breach.
8. General.
     A. Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith based upon advise of counsel is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).
     B. No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     C. Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.
     D. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
     E. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service, (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Shell or Merger Subsidiary:
Xcorporeal, Inc.
c/o Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Attn: Terren S. Peizer
Fax: (310) 586-0286
With a copy to:
Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Santa Monica, California 90404
Attn: John C. Kirkland, Esq.
Fax: (310) 586-0286
If to Company:
National Quality Care, Inc.
9033 Wilshire Boulevard, Suite 501
Beverly Hills, California 90211
Attention: Robert M. Snukal
Fax: (310) 840-5681
With a copy to:
Jenkins & Gilchrist, LLP
12100 Wilshire Boulevard, 15th Floor
Los Angeles, California 90025
Attn: Jeffrey P. Berg, Esq.
Fax: (310) 820-8859
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     F. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     G. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, shall be resolved by final and binding arbitration before a retired judge at JAMS or its successor in Santa Monica, California. The expenses of arbitration, the reasonable fees and costs of legal counsel, experts, and evidence shall be awarded to the prevailing party. Any interim or final award of the arbitrator may be entered in any court of competent jurisdiction.

     H. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     I. Attorneys and Expenses. All Parties have been represented by their own separate counsel in connection with this Agreement and the transactions contemplated hereby: Greenberg Traurig, LLP and its attorneys have solely represented the interests of CNL and Shell, and Jenkens & Gilchrist and its attorneys have solely represented the interests of Company. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     J. Attorneys’ Fees. If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorney’s fees and costs incurred in connection therewith, including on appeal therefrom.
     K. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” will mean including without limitation. Time is of the essence of each provision of this Agreement.
     L. Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.
     M. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.
     N. Survival. All of the representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing, and continue in full force and effect for a period of one (1) year thereafter.

     O. Termination of Agreement. Any of the Parties may jointly terminate this Agreement with the prior authorization of its board of directors, before or after stockholder approval, by mutual written consent at any time prior to the Closing.
     P. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which will be deemed an original, and all of which together will constitute one and the same instrument.
     Q. Entire Agreement. This Agreement, including the attached Exhibits and documents referred to herein, constitutes the entire agreement among the Parties, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral. Neither party has relied upon any promise, representation or undertaking not expressly set forth herein. To the extent that there is any conflict between any provision in this Agreement and any provision in any other agreement to which the Parties are also parties, the provision of this Agreement shall govern.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY:

NATIONAL QUALITY CARE, INC.

By:	/s/ Robert M. Snukal
Robert M. Snukal, Chief Executive Officer

By:	/s/ Victor Gura
Victor Gura, M.D., Chief Scientific Officer

SHELL:

XCORPOREAL, INC.

By:	/s/ Terren S. Peizer
Terren S. Peizer, Chairman of the Board

MERGER SUBSIDIARY:

NQCI ACQUISITION CORPORATION

By:	/s/ Terren S. Peizer
Terren S. Peizer